UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
CARIBOU BIOSCIENCES, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11

PLEASE READ - EVEN IF YOU HAVE ALREADY VOTED
YOUR VOTE IS CRITICAL AND MAY IMPACT THE VALUE OF YOUR INVESTMENT

IMPORTANT REMINDER REGARDING CARIBOU’S ANNUAL MEETING
May 8, 2025
Dear Caribou Biosciences, Inc. Stockholder:

Your vote at Caribou’s 2025 Annual Meeting of Stockholders to be held on June 12, 2025, is extremely important and may impact the value of your investment.

Specifically, among the agenda items stockholders are being asked to consider is Proposal No. 3, which would provide the Company the flexibility to effect a reverse stock split of our common stock at a ratio ranging from any whole number between 1-for-5 and 1-for-50, inclusive, as determined by our Board of Directors (our “Board”) in its discretion, subject to our Board’s authority to abandon such amendment in its discretion.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the U.S. Securities and Exchange Commission on May 8, 2025, on May 7 2025, we received a deficiency letter (the “Nasdaq Notice”) from the Staff of the Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that, for the last 30 consecutive business days, the bid price for our shares of common stock had closed below $1.00 per share, which is the minimum bid price required to maintain continued listing on the Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”).

The Nasdaq Notice has no immediate effect on the listing of our common stock. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have an initial period of 180 calendar days (which expires on November 3, 2025) to regain compliance with the Minimum Bid Price Rule. To regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of 10 consecutive business days during this 180-calendar day period, at which time the Staff will provide written notification to us that we comply with the Minimum Bid Price Rule, unless the Staff exercises its discretion to extend this 10-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

If we do not regain compliance with the Minimum Bid Price Rule during the initial 180-calendar day period, we may be eligible for an additional 180-calendar day compliance period. To qualify, we would need to transfer the listing of our common stock to the Nasdaq Capital Market, provided that we meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards of the Nasdaq Capital Market, with the exception of the Minimum Bid Price Rule, and provide written notice of our intention to cure the Minimum Bid Price Rule deficiency during the second compliance period. As part of its review process, Nasdaq will make a determination as to whether it believes we will be able to cure this deficiency. If Nasdaq staff determines that we will not be able to cure the deficiency, or if we are otherwise not eligible for such additional compliance period, Nasdaq will provide notice that our common stock will be subject to delisting. We would have the right to appeal any determination to delist its common stock.

We intend to actively monitor the closing bid price of our common stock and will evaluate available options to regain compliance with the Minimum Bid Price Rule, including effectuating a reverse stock split as described in

Proposal No. 3 of our proxy statement. Even if we implement a reverse stock split, the market price of our common stock may decrease due to factors unrelated to the reverse stock split. The market price of our common stock may also be based on other factors that may be unrelated to the number of shares outstanding, including the timing and content of disclosures about our clinical trials for our product candidates. Moreover, there can be no assurances that, even if data from our clinical trials are positive, our stock price will increase. We have included a proposal in our proxy statement for consideration by our stockholders at our upcoming 2025 Annual Meeting of Stockholders scheduled for June 12, 2025, that would give our Board the discretion, for a period of one year after from the date on which the 2025 Annual Meeting concludes, to effect a reverse stock split at a ratio ranging from any whole number between 1-for-5 and 1-for-50 inclusive, as determined by our Board in its discretion, subject to its authority to abandon such amendment.

Additional information on Proposal No. 3 and the entire annual meeting agenda can be found in our definitive proxy statement for the 2025 Annual Meeting of Stockholders.
If you have already voted FOR Proposal No. 3, we thank you for your support. If you did not vote at all, abstained from voting, or voted against with respect to Proposal No. 3, we kindly ask you to vote or to reconsider your vote. Stockholders who have already voted may change their vote prior to the annual meeting by voting again using the same method. Only your latest vote counts.
YOUR VOTE IS IMPORTANT - NO MATTER HOW MANY SHARES YOU MAY OWN

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO APPROVE THE CHARTER AMENDMENT TO EFFECT, IF APPROVED AND IMPLEMENTED AT ALL BY OUR BOARD, A REVERSE STOCK SPLIT AT A RATIO RANGING FROM ANY WHOLE NUMBER BETWEEN 1-FOR-5 AND 1-FOR-50, INCLUSIVE, AS DETERMINED BY OUR BOARD IN ITS DISCRETION, SUBJECT TO OUR BOARD’S AUTHORITY TO ABANDON SUCH AMENDMENT IN ITS DISCRETION
_____________________________________________________________________________________________

If you have any questions about how to vote your shares, please contact our proxy solicitor, D.F. King, as follows:

D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, NY 10005
Toll-free telephone: 1-800-317-8033
Email: CRBU@dfking.com